Exhibit 10 (a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 42 to the Registration Statement File No. 033-20453 on Form N-4 (the “Registration Statement”) of (1) our report dated April 24, 2012, relating to the financial statements of the Subaccounts of MONY America Variable Account A of MONY Life Insurance Company of America and (2) our report dated March 8, 2012, relating to the financial statements of MONY Life Insurance Company of America, each of which appears in such Registration Statement. We also consent to the references to us under the headings “Financial statements” and “About our independent registered public accounting firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 24, 2012